Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 28, 2011 relating to the balance sheet of ICON Oil & Gas Fund-A L.P. as of September 20, 2011 and to the balance sheet of ICON Oil & Gas GP, LLC as of September 20, 2011 in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-177051) and related Prospectus of ICON Oil & Gas Fund for the registration of up to 20,000 partnership interests.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
November 30, 2011